EXHIBIT 99.1

PayMeOn Agrees to Acquire Prodeco Technologies

Enters Letter of Intent to Acquire Electric Bike Manufacturer

Fort Lauderdale:  PayMeOn, Inc. (ticker:  PAYM), owner of the social income® trademark, today announced that it has entered into a letter of intent to acquire Prodeco Technologies, LLC (“ProdecoTech”), a leading manufacturer of electric bicycles built exclusively in the United States of America.

PayMeOn, currently a minority interest holder in ProdecoTech, will issue approximately 53.4 million common shares in exchange for the remaining 80.6% of ProdecoTech that it doesn't already own.  PayMeOn may also assume certain of ProdecoTech’s outstanding debt, subject to mutually agreeable terms and conditions.  Finally, simultaneously with the closing of the transaction, all of PayMeOn’s currently outstanding convertible debt will be converted to approximately 5.3 million common shares.  Our CEO, Mr. Cespedes has agreed to forgive all outstanding debt due him.  The transaction is subject to mutually agreeable, final definitive documentation and other terms and conditions.

Upon closing of the transaction, ProdecoTech founder, Robert Provost, will be appointed co-CEO of PayMeOn and will remain CEO of ProdecoTech.  ProdecoTech co-founders, Daniel Del Aguila and James Aversa will also retain their leadership positions.

Vincent L. Celentano, PayMeOn’s largest shareholder, commented, "We couldn't be more excited about this acquisition.  We believe the quality of ProdecoTech’s "Built in the USA" e-bikes are unmatched in the industry.  In addition, ProdecoTech is led by a top-notch management team which we are pleased will continue to lead the company into the future."

According to Ed Cespedes, PayMeOn’s CEO, "The ProdecoTech team has built a fast-growing company on the simple premise of making better products.  2013 sales were more than $5 million.  We expect healthy growth for 2014 and an exciting 2015 as ProdecoTech begins selling its newest models.  ProdecoTech’s dealer network in the United States has grown rapidly to approximately 180 locations.  ProdecoTech products can also be found at Amazon.com, sportsauthority.com, West Marine, and ATG (Lowe’s).  ProdecoTech’s international presence is also growing rapidly with current outlets in Chile, Argentina, Mexico, Colombia and Austria.”

Robert Provost, ProdecoTech’s CEO, continued, "We are very excited to take the next step in the evolution of our company.  We believe this transaction will bring even more awareness to our brand and be great for the electric bicycle industry and our shareholders.”

Subject to certain voting arrangements and upon closing of the transaction, PayMeOn will expand its board of directors and appoint the following new directors:  Robert Provost, Vincent L. Celentano, Jack Tavone, and Sam Jazayri.  Our CEO, Mr. Cespedes, will also remain a director.

Closing of the transaction is subject to numerous risks, various conditions to closing and to final, definitive documentation.

Visit us:

www.irideelectric.com

www.prodecotech.com

For Press Inquiries:

Call:  1-800-831-4743

Disclaimers

This press release includes management assumptions about our business prospects, financial forecasts, projections and other forward looking statements regarding PayMeOn, Inc. its business, prospects and potential transactions it is considering.  This forward-looking information is based on management assumptions and expectations which, while considered reasonable by PayMeOn management as of the date of this press release, are subject to risks (including risks that transactions contemplated in this press release may not be consummated or that terms of transactions contemplated in this document may change), uncertainties, and other factors that may cause actual results and performance to materially differ from results or performance expressed or implied by the forward looking statements. In addition, there is no guarantee that PayMeOn will ever qualify for or seek a national market listing.  A description of these risk factors can be found in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission ("SEC"), and in our other filings with the SEC, which are available at www.sec.gov. PayMeOn, Inc. undertakes no obligation to publicly revise the forward-looking statements presented, except as required by law.  This document is not intended to solicit any investment.  Potential investors in PayMeOn should review PayMeOn's public filings prior to any investment.